Exhibit 1.1

Power of Attorney

The undersigned hereby constitutes and appoints Alonso Quintana Kawage and Manuel Abud Elias, and each of them singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to sign any Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to

(i)

his beneficial ownership (direct or indirect) of any securities of Empresas ICA, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States (the "Company"),

(ii)	his beneficial ownership (direct or indirect) of any securities the undersigned may be deemed to beneficially own by reason of his beneficial ownership of securities of the Company, and
(iii)

any securities beneficially owned by the undersigned other than through the Company, which securities are required by applicable law to be aggregated in any Filing in which the Company is a reporting person, and to file on his behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2010.

February 22, 2006

/s/ Jeronimo Quintana Kawage
Jeronimo Quintana Kawage